EXHIBIT 10.1


** THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS STARRED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXHCHANGE COMMISSION.



                                    AGREEMENT

                                       OF

                  TECHNOLOGY LICENSE, MANUFACTURE AND SUPPLY

                                       FOR

                                  TAPE FEEDERS


This Agreement made and entered into on this 20th day of June 1996 by and between SAMSUNG AEROSPACE INDUSTRIES, LTD., a corporation organized and existing under the laws of the Republic of Korea, having its principal place of business at 15th Fl., Samsung Life Insurance Bldg., 142-43 Samsung-Dong, Kangnam-Gu, Seoul, Korea (hereinafter referred to as "SSA") and QUAD SYSTEMS CORPORATION, a corporation organized and existing under the laws of the State of Delaware, USA, having its principal place of business at Two Electronic Drive, Horsham, PA 19044, USA (hereinafter referred to as Quad).


                                   WITNESSETH


WHEREAS, Quad manufactures, distributes and sells accessories and parts of chip mounters, including, among others, tape feeders;

WHEREAS, SSA wishes to manufacture, distribute, repair, upgrade and sell tape feeders using the technology, technical information, know-how and technical assistance of Quad necessary for SSA to conduct such manufacturing, distribution and sales;

WHEREAS, Quad is willing to provide SSA with the technology, technical information, know-how and technical assistance necessary for the manufacture, distribution, repair, upgrade and sale of tape feeders and to purchase tape feeders manufactured by SSA using such technology, technical information, know-how and technical assistance for resale.

NOW, THEREFORE, to effect the above purposes, and in consideration of the covenants and premises set forth herein, SSA and Quad hereby agree as follows:


ARTICLE I.  Definitions

The terms defined in this Article I shall, for all purposes of this Agreement, have the meanings herein below specified:

      1.1 "Acceptance Test" shall mean the test to be performed by SSA and Quad based on the acceptance criteria attached hereto as Exhibit "E", after the completion of the pre-production of the Products using the Technical Information and technical assistance provided to SSA hereunder. The Acceptance Test shall be deemed successfully completed if and when both SSA and Quad sign a certificate of the Acceptance Test upon the completion of the successful pre-production of the Products meeting the acceptance criteria set forth in Exhibit "E".

      1.2 "Deliverables" shall mean all drawings for the "Products" as defined in Article 1.6 below, Tooling and Fixtures, manuals, specifications, diagrams, inspection procedures, list of jigs for assembly and adjustment, list of measurement equipment and any other documents or things to be delivered by Quad to SSA, which are listed in Exhibit "C" attached hereto, and which are necessary for the manufacture, distribution, repair, upgrade and sale of Products using the Technical Information and pursuant to the terms of this Agreement.

      1.3 "Effective Date" shall mean (i) the date of the execution of this Agreement by both parties or (ii) the date on which all the required governmental approvals of this Agreement, if any, are obtained, whichever occurs later. If Korean governmental approval(s) is (are) required, SSA hereto shall make efforts in order to obtain such approval(s) prior to July 15th, 1996

      1.4 "Machines" shall mean chip mounting systems of all models which are sold or may be sold by either SSA or Quad.

      1.5 "Price" shall mean the price of each Product to be paid by Quad to SSA, which is listed in Exhibit "B" attached hereto.

      1.6 "Products" shall mean the 8mm, 12mm, 16mm, 24mm, 32mm, and 44mm tape feeders currently being manufactured by Quad on the date of this Agreement and which are currently used in Quad's Machines, as more fully described in Exhibit "A", which meet the Specifications and represent Quad's current line of self-contained, motor driven, tape feeder apparatuses with a multiple gear train (the "Existing Technology") and all upgrades and improvements on such tape feeders, but only to the extent such upgrades and improvements are based on the Existing Technology.

      1.7   "Purchase  Order"  shall have the meaning  ascribed to it in Article
            10.1 hereof.

      1.8   "Quad's  Customers" shall have the meaning ascribed to it in Article
            17.1 hereof.

      1.9   "SSA's  Customers"  shall have the meaning ascribed to it in Article
            17.2 hereof.

      1.10 "Supply Term" shall mean the six (6) year period commencing from the successful completion of the Acceptance Test and any extension thereof to be made by mutual agreement between SSA and Quad, provided that SSA and Quad shall determine the minimum quantities and prices of the Products for each succeeding two (2) year period after the first two (2) year period of the Supply Term in accordance with Articles 9.3 and 11.2 hereof.

      1.11  "Technical   Information"   shall  mean  all  the   proprietary  and
            confidential,   technical   data   and   processes,   know-how   and
            specifications which Quad provides to SSA pursuant to the terms of this Agreement, but only such data, processes, know-how and specifications that are included in and are based upon the Existing Technology and which are used in the manufacture, repair, upgrading and sales of the Products and the use of the Tooling and Fixtures and the development and use of any upgrades and improvements on the Products, but only to the extent such upgrades and improvements are based on the Existing Technology.

      1.12  "Tooling  and  Fixtures"  shall have the  meaning  ascribed to it in
            Article 18.1 hereof.

      1.13  "Warranty  Period" shall have the meaning  ascribed to it in Article
            15.2 hereof.

      1.14 "Specifications" shall mean the specifications to produce the Products, using the Technical Information, as such specifications are attached, referred to and included in Exhibit "A".


ARTICLE II. License Grant

      2.1 Quad hereby grants to SSA a perpetual, paid-up, exclusive (except as to Quad) right and license, with no right to sub-license (except as described in the last sentence of this Section 2.1), to manufacture the Products, using the Technical Information, in any part of the world; provided, however, that Quad retains the right to continue to manufacture the Products, using the Technical Information, for its own use or for resale in Quad's Machines or other products, to Quad's Customers, at any time during the term of this Agreement, if SSA fails to meet Quad's requirements of delivery, quantity and quality. After completion of the Acceptance Test, Quad retains the right to repair any of the Products on any of Quad's machines,
            either  for  its  own  use  (including  the  production,   sale  and
            distribution of products other than the Products) or to provide service to Quad's Customers. SSA's rights under this Article 2.1 shall include the right to sub-license the piece part subassembly of Products to subcontractors, subsidiaries and affiliates of SSA, and the right to sub-license final assembly or testing of the Products, provided SSA submits a prior written notification to Quad. Quad's retained rights to use, make and sell the Products under this
            Article 2.1 shall not affect Quad's minimum purchase requirements for Products under Article IX.


      2.2 Quad hereby grants to SSA a perpetual, paid-up, exclusive right and license, with no right to sub-license (except as described in the last sentence of this Article 2.2), to distribute and sell the Products using the Technical Information, to SSA's Customers. SSA's rights under this Section 2.2 shall include the right to make such distribution and sales of the Products through SSA's distributors and sales agents.

      2.3   Upon a  termination  of the  Supply  Term  pursuant  to the terms of
            Article XXI, SSA's rights and licenses granted under this Article II shall automatically convert into a perpetual, paid-up, non-exclusive right and license, with no right to sub-license (except as described in the last sentences of each of Articles 2.1 and 2.2), to manufacture, distribute and sell the Products using the Technical Information in any part of the world and Quad shall thereupon retain a similar non-exclusive right.


ARTICLE III.      Transfer of Deliverables

Quad shall deliver Deliverables listed in Exhibit "C" attached hereto to SSA in accordance with the delivery schedule set forth in Exhibit "C".


ARTICLE IV. Technical Assistance; Training

      4.1 SSA shall be entitled to dispatch its personnel to Quad to receive training at Quad's facilities from time to time which includes training during the mass-production period. The training and assistance under this Article 4.1 shall include, but shall not be limited to, training on the use of the Technical Information, Deliverables, and quality control. The stay period, number, content of training and other details of the dispatch of SSA's personnel shall be determined by mutual agreement between SSA and Quad prior to each dispatch. Quad shall not charge any fee to SSA for such training conducted at Quad's facilities. The air fares and living expenses of SSA's personnel during their stay in the USA shall be borne by SSA.

      4.2 Upon SSA's request, Quad shall dispatch a reasonable number of its personnel to SSA to train SSA's personnel at SSA's facilities in Korea. The number of Quad's personnel to be dispatched to SSA, their stay period, details of their training and any other content of the dispatch shall be determined by mutual agreement between SSA and Quad prior to each dispatch. However, the number of Quad personnel to be dispatched to SSA shall not at any time exceed three (3) and this shall mean four (4) weeks x three (3) people = 12 manweeks. The training by Quad personnel under this Article 4.2 shall be free of charge up to a total of four (4) weeks. The number of Quad's personnel to be dispatched to SSA in order to provide the above mentioned free training shall be determined by mutual agreement between SSA and Quad. For the training hereunder beyond the above-mentioned four (4) weeks, SSA shall pay fifty United States dollars (US$50) per hour as a labor charge. For Quad's personnel who are dispatched to Korea under this Article 4.2, SSA shall bear their round trip air-fares and expenses for lodging and meals during their stay in Korea.

      4.3 Quad shall support SSA in SSA's efforts to upgrade the current tape feeders for CP-30. Such support of Quad shall consist of technical reviews and recommendations and Quad's assignment of at least one
            (1) engineer to the development and upgrading of tape feeders for CP-30. Such engineer shall devote at least one-half of his/her time to the development and upgrading of tape feeders for CP-30 for SSA. Quad's support under this Article 4.3 shall last for one (1) year, and thereafter SSA shall be responsible for the development and upgrading of tape feeders for CP-30. Improvements created jointly by SSA and Quad become the intellectual property of Quad, and of SSA, and improvements made solely by each party shall become the intellectual property of that party, and are automatically licensed to the other party. Both SSA and Quad shall promptly notify each other of any such improvements and shall provide amendments to the documentation and Deliverables for the Products, as applicable, to reflect such improvements.


ARTICLE V.  License Fee

      5.1 In consideration of the license and the rights granted, Deliverables to be delivered and technical assistance provided herein, SSA shall pay Quad a license fee of three hundred thousand United States dollars (US$300,000.) (the "License Fee"). The License Fee shall be paid in three (3) installments as follows:

            (a)   **

            (b)   **

            (c)   **

      5.2 All taxes and any similar charges which may be imposed by the Korean Government with respect to payments to be made under this Article V shall be borne by Quad. If SSA is required to withhold tax from the payment made under this Article V under the pertinent law, SSA shall withhold such amount from the payments to be made to Quad, pay it to the pertinent tax authorities on behalf of Quad and deduct the sum from the payment to be made to Quad. SSA shall provide the evidence of the payment of such tax to Quad so that Quad may receive credit under the pertinent law of the USA. SSA shall provide all cooperation to Quad in reducing Quad's tax liability hereunder to the maximum extent permissible under the relevant laws of the US and Korea.


ARTICLE VI. Indemnification

      6.1 In the event that SSA receives notice, or is informed, of any claim, suit or demand by a third party against SSA alleging SSA's infringement upon any intellectual property rights of the third party, relating to the use of the Technical Information, SSA shall promptly notify Quad of any such claim, suit, or demand. Thereupon, Quad shall promptly take such action as may be necessary to protect and defend SSA against any such claim, suit, or demand by any third party and shall indemnify SSA against any loss, cost or expense incurred in connection therewith.

      6.2 SSA shall indemnify Quad from any and all claims, suits, demands and liabilities against Quad which might arise out of SSA's manufacture of the Products and which is not caused by any defect in the Technical Information or Deliverables provided to SSA or furnished to SSA by Quad hereunder. Quad shall promptly notify SSA of any such claim, suit, demand or liability and thereupon, SSA shall promptly take such action as may be necessary to protect and defend Quad against any such claim, suit, demand or liability and shall indemnify Quad against any loss, cost or expense incurred by Quad in connection therewith.

      6.3   SSA, its agents and employees waive any said claims against Quad.

      6.4 SSA shall indemnify Quad for any losses arising from alleged infringement of any third party intellectual property rights by the use of any SSA components included in the Products by SSA in its manufacturing techniques. Quad, its agents and employees waive any such claims against SSA.


ARTICLE VII.  Representation and Warranty

      7.1 Quad hereby represents and warrants that the Technical Information and Deliverables are sufficient for the manufacture of the Products with the quality being the same as or better than that of tape feeders which are currently manufactured by Quad as of the date of this Agreement.

      7.2 EXCEPT AS PROVIDED IN ARTICLE 7.1 ABOVE, QUAD HEREBY EXCLUDES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR THE TECHNICAL INFORMATION, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      7.3 Any information disclosed by one party to the other party hereunder or disclosed by one party to the other party prior to the Effective Date of this Agreement, which is proprietary or confidential to the disclosing party, including, but not limited to the Technical Information, shall be so marked or otherwise designated conspicuously as confidential. (Such confidential information shall be referred to hereinafter as "Confidential Information").

      7.4 Each party shall use any Confidential Information disclosed or provided to the other party, whether orally, in writing, by demonstration, in models or otherwise, only as permitted under this Agreement and shall maintain such Confidential Information in confidence and not disclose or divulge such Confidential Information to any third party, or to any of its own personnel not having a need to know, without the written permission of the disclosing party; provided that the receiving party shall not be obligated to maintain in confidence that information which:

            (a) can be demonstrated by reasonably documented proof to have been in the possession of the receiving party prior to receipt thereof from the disclosing party or to have been developed in the course of work entirely independent of any disclosure made hereunder or the subject matter of this Agreement;

            (b)   is or becomes a part of the public  domain  other than through
                  breach  of  this   Agreement  or  through  the  fault  of  the
                  disclosing party;

            (c) is necessarily disclosed in any Products sold or shipped by any party hereto;

            (d) is or becomes available to the receiving party from a source other than the disclosing party which source has no obligation to the disclosing party in respect thereof;

            (e) is made available by the disclosing party in written form to a third party on an unrestricted basis;

            (f) is transmitted to the receiving party after the disclosing party has received written notice from the receiving party that it does not desire to receive any further confidential information from the disclosing party; or

            (g) is disclosed pursuant to court order or pursuant to an order or agreement of secrecy as part of an arbitration proceedings between the parties.

      7.5 Each party shall insure that suitable undertakings of secrecy are imposed, with respect to such information provided to it by the other party, upon its present employees, as well as upon its future employees, both for the period of their employment and for a period of time thereafter, sufficient to satisfy the confidentiality obligations set forth in this Article VII.

      7.6 The obligations under this Article VII shall survive any termination or expiration of this Agreement for a period of five years, except as they apply to Confidential Information covered by any patent obtained pursuant to Section 8.2, in which case the obligations under Article VII will continue for the life of the patent related thereto.

      7.7 Upon termination of this Agreement each party, at the request of the other, within 30 days after notice of such request, at the requesting party's option, return or destroy all materials, copies and extracts that contain any Confidential Information.


ARTICLE VIII      Improvements

      8.1 The license and rights granted hereby by Quad to SSA with respect to improvements and upgrades on the Products shall extend only to improvements and upgrades on the current Products that use the Technical Information. Quad shall promptly notify SSA of any such improvements on the Products that use the Technical Information and shall make such improvements available to SSA for use for the manufacture of the Products without charge.

      8.2 SSA and Quad shall apply for patents in their joint names for the inventions and technology relating to such improvements in the Products which are jointly developed and/or improved by Quad and SSA, unless either party notifies the other of its intention to waive its right to the joint ownership prior to filing of the pertinent patent application in any country. Each party may apply for patents for the inventions and technology relating to the Products developed and/or improved by each party in each party's name.


ARTICLE IX. Supply  of  the  Products  to  Quad  by  SSA;  Minimum  Purchase
            Requirement

      9.1 During the Supply Term, Quad shall purchase and SSA shall sell the Products manufactured by SSA in accordance with the Specifications provided by Quad hereunder at the specified prices.

      9.2 Quad shall purchase a minimum of forty thousand (40,000) units of the Products during the first two (2) years of the Supply Term. However, if Quad fails to purchase the said forty thousand (40,000) units of the Products during the said two (2) year period of the Supply Term, Quad shall be allowed to make up the deficient number within the following nine (9) month period. In such case, the third year of the Supply Term shall begin on the day on which the last shipment of the said forty thousand (40,000) units is made by SSA to Quad.

      9.3 After eighteen (18) months from the beginning of the Supply Term and after eighteen (18) months from the beginning of the third year of the Supply Term, SSA and Quad shall determine the minimum quantity to be purchased by Quad for the relevant next two (2) year period. SSA and Quad shall negotiate in good faith to determine such quantity; however, such determination shall be made based upon the then current needs of Quad and the parties acknowledge and agree that such amount may be any amount of units substantially greater or less than 40,000 notwithstanding the 40,000 unit commitment for the first two years of the Supply Term. However, in case the minimum quantity to be purchased by Quad for the relevant next two (2) year period is less than 40,000, the price of the Products in Exhibit B will be re-determined by negotiations.

      9.4 In the event that Quad fails to meet the minimum purchase requirement in the first thirty three (33) months of the Supply Term, Quad shall pay SSA ** per one unit of the difference between the minimum purchase requirement (i.e. 40,000 units) and the number of the units purchased by Quad during the said thirty three (33) months by telegraphic transfer to a bank account to be designated by SSA within two (2) weeks after the expiration of the said thirty three (33) month period. For any succeeding two (2) year period, the compensation for the difference between the relevant minimum purchase requirement and the purchased quantity shall be based on the applicable price of the Product of 8mm.

      9.5 The calculation of the units purchased by Quad for the purpose of determining whether or not the minimum purchase requirement is met for any two (2) year period shall be based on the shipment date stated in the relevant bill of lading, and in the case of a direct delivery from the inventory at Quad's facilities under Article 16.3 hereof, the calculation shall be based on the shipment date stated in the acceptance notice of the relevant Purchase Order sent by SSA to Quad pursuant to Article 10.2 hereof.


ARTICLE X.  Rolling Forecast; Purchase Orders

      10.1 Quad shall, on a quarterly basis during the Supply Term, provide SSA with a rolling forecast for four (4) quarters. Within one (1) week after the completion of the Acceptance Test, Quad shall issue a firm Purchase Order for the first quarter and, simultaneously, provide a forecast for the second, third and fourth quarters to SSA. Thereafter, by no later than six (6) weeks prior to the end of each quarter, Quad shall issue a firm Purchase Order for the next quarter (the "Purchase Order") and, simultaneously, provide a forecast for the fourth (4th) quarter from that quarter to SSA. The Purchase Order shall state the quantity, the description, the desired shipping dates (with intervals of approximately six (6) weeks) and any particular shipping instructions.

      10.2 SSA shall confirm acceptance of the Purchase Order within ten (10) business days after the date of receipt of the Purchase Order.

      10.3 The shipment by SSA pursuant to any Purchase Order by Quad shall be expressly conditioned on the terms and conditions contained herein and the terms and conditions provided in the relevant Purchase Order accepted by SSA. In the case of inconsistency between this Agreement and the Purchase Order, this Agreement shall prevail over the Purchase Order.


ARTICLE XI. Price and Payment

      11.1 The price of each Product purchased during the first two (2) year period of the Supply Term shall be set forth in Exhibit "B" attached hereto (the "Price"). The Price shall include the price of reel arms for each Product and shall be based on CIF Philadelphia port, USA according to INCOTERMS 1990.

      11.2 After eighteen (18) months from the beginning of the Supply Term, SSA and Quad shall determine by mutual agreement the price of each product to be purchased for the third and the fourth years of the Supply Term, taking into account a yearly labor cost increase; provided that the price of each Product shall be increased by no more than six percent (6%) for the third year and by no more than nine percent (9%) for the fourth year, of the price for the first two (2) year period. After eighteen (18) months from the beginning of the third year of the Supply Term, SSA and Quad shall determine by mutual agreement the price of each Product to be purchased for the fifth and sixth year of the Supply Term, taking into account a yearly labor cost increase. The price of the Products for the fifth and sixth (5th) & (6th) year shall increase by no more than 16% of the price of the first two year period; provided, that by mutual agreement between Quad and SSA, such increase may be greater.

      11.3  Quad shall pay the Price to SSA by telegraphic transfer at least two
            (2) weeks prior to the relevant shipping date.


ARTICLE XII.      Shipment:  Inspection

      12.1 Under normal conditions, SSA shall ship by sea from any Korean port in twenty foot (20ft) containers. However, in case of an urgent request by Quad for shipment not covered by the relevant forecast, SSA may ship such products by air, but the cost exceeding that of the normal shipping by sea shall be borne by Quad. The minimum shipment quantity of each twenty foot (20ft) container is set forth in Exhibit "F" attached hereto.

      12.2 Quad shall conduct an inspection of the Products upon their arrival at Quad's premises and notify the result thereof to SSA within two
            (2) weeks of their arrival at Quad's premises.


ARTICLE XIII.     Quality; Identification System

      13.1 The Products to be supplied to Quad hereunder shall be manufactured by SSA in accordance with the production methods, techniques, formulae, specifications, directions, samples, patterns, drawings and standards to be provided by Quad as part of the Technical Information.

      13.2 SSA shall maintain proper quality control procedures during the manufacturing, packaging and shipping processes in connection with this Agreement.

      13.3 SSA shall select the identification system to be used for the Products, which shall contain, among others, serial number, date of production and rework history. The Products supplied by SSA to Quad hereunder shall carry indelible identification.


ARTICLE XIV. (article intentionally deleted, as subject is covered by CIF provision)


ARTICLE XV. Warranties of the Products: Service after the Warranty Period

      15.1 SSA warrants that the Products will conform to their relevant Specifications provided by Quad to SSA and will be free of defect in material and workmanship at the time of shipment.

      15.2 Quad shall inform or notify SSA upon the discovery of any defects with evidence of such defects. Upon being informed of a defect in any Product (a "Defective Product"), SSA shall authorize Quad to replace the Defective Product with a new one from the inventory kept by Quad under Article 16.1 hereof and/or send a new Product to replace the Defective Product to Quad, free of charge, provided that the notice of defect is given by Quad to SSA within fifteen (15) months from the date of the relevant shipment ("Warranty Period"). Quad shall have the option to purchase from SSA any Defective Products for which replacements have been supplied by SSA at a price equivalent to fifty percent (50%) or lower of the regular price to Quad. Any such purchase by Quad of any such Defective Product shall be counted toward the minimum purchase requirement of Article IX.

      15.3 Notwithstanding any provisions of this Agreement to the contrary, Quad shall not be liable for any defect in the Products arising out of a defect in the Technical Information or Specification of any Product provided by Quad to SSA after the successful completion of the Acceptance Test. Upon mutual agreement by Quad and SSA regarding a list of exceptions, Quad may agree to be liable for such exceptions after the successful completion of the Acceptance Test. SSA shall not be liable for any defect in the Products arising out of mishandling or carelessness of the Products by carriers, Quad or operators/users.

      15.4 SSA HEREBY EXCLUDES ALL WARRANTIES NOT HEREIN STATED, WHETHER EXPRESS OR IMPLIED BY OPERATION OF LAW, COURSE OF DEALING, TRADE USAGE, REPRESENTATION, STATEMENT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SSA SHALL NOT BE LIABLE TO QUAD OR ANYONE FOR ANY INCIDENTAL OR CONSEQUENTIAL LOSS, DAMAGE OR EXPENSE, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THE USE OF ANY PRODUCT.


ARTICLE XVI.      Inventory at Quad as Consignment

      16.1 SSA shall stock the Products at approximately five percent (5%) of the annual minimum purchase (e.g. approximately 1,000 units for the first year) at Quad's facilities as consignments. The inventory will be exchanged approximately every six (6) weeks with newly manufactured Products to keep the stock in good condition.

      16.2  SSA's  obligation to stock the inventory at Quad's  facilities under
            Article 16.1 above shall expire, by mutual agreement between SSA and Quad, nine (9) months after the commencement of mass-production of the Products, provided that the defect rate for the said nine (9) month period was five percent (5%) or less and that the shipments during the said nine (9) month period were made in accordance with the shipment schedule (with the allowance of seven (7) days grace period.) Thereafter Quad shall be obligated to keep a sufficient number of the Products as inventory at its own account. Quad may also maintain an inventory of Products, separate from that supplied by SSA, using Quad's retained manufacturing rights under Article 2.1.

      16.3 With the prior written authorization from SSA, Quad may use the Products from the inventory at Quad's facilities supplied by SSA only to replace Defective Products and to fill the Purchase Orders that have been accepted by SSA, but which SSA has failed to ship timely. By the tenth (10th) day of each month, Quad shall pay SSA the price of the Products used from the inventory, excluding the Products used for warranty replacement. Quad may also maintain, use and sell to Quad's Customers from, an inventory of Products, separate from that supplied by SSA, using Quad's retained manufacturing rights under Article 2.1.


ARTICLE XVII.     Sales Restriction

      17.1 During the Supply Term, Quad shall resell the Products purchased from SSA hereunder as well as the tape feeders manufactured by Quad using its rights under Article II, only to Quad's customers ("Quad's Customers") that have or will acquire the Machines from Quad or Quad's agents.

      17.2 During the Supply Term, SSA shall sell the Products manufactured by SSA only to Quad and to SSA's customers ("SSA's Customers") that have or will acquire Machines from SSA or SSA's agents.

      17.3 Neither Quad nor SSA is obligated to identify Quad's Customers and SSA's Customers to the other. If an existing customer of the other approaches Quad or SSA, each party agrees to refer such customer to Quad or SSA as appropriate.


ARTICLE XVIII.    Tooling and Fixtures

      18.1 SSA will purchase tooling and fixtures that are required for the manufacture of the Products ("Tooling and Fixtures") and Quad will assist with advice and review in the purchase of Tooling and Fixtures. SSA may use Quad's vendors and/or vendors of SSA's choice, as SSA may elect. Quad will provide assistance to SSA for SSA to ensure itself of the quality of the Tooling and Fixtures. Quad will assist SSA in its efforts to obtain the technical know-how for SSA to use the Tooling and the Fixtures correctly. The parties expect that SSA will make required Tooling in Korea, with Quad assisting SSA regarding piece parts obtained from the Tooling created in Korea and inspection of the first Product production. The parties also expect that SSA will purchase Fixtures from Quad, on a purchase order and on terms and conditions separate from this Agreement, which will provide SSA with Quad's specifications and representations regarding the Fixtures.

      18.2  SSA  will  receive  at  no  charge,   all  Quad's  tooling  for  the
            manufacture of tape feeder reel arms.


ARTICLE XIX.      Exclusive Supplier;  Parts Inventory

      19.1 During the Supply Term, subject to the terms and conditions of this Agreement, SSA shall be the sole and exclusive supplier of the Products to Quad, subject to Quad's retained manufacturing rights under Article II.

      19.2 If the defect rate of the Products supplied by SSA to Quad for the first one (1) year period of the Supply Term is ** or less, within six months after such first one (1) year period of the Supply Term, Quad shall stop manufacturing the Products by Quad itself and shall purchase all of Quad's requirements of the Products from SSA during the remaining period of the Supply Term and any additional period extended by mutual agreement of SSA and Quad. If SSA breaches its obligations under this Agreement, or if an event of Force Majeure comes into effect, Quad is entitled to resume the manufacture of the Products.

      19.3 When Quad stops manufacturing the Products, SSA shall then purchase the remaining parts inventory of the Products from Quad. The prices of these parts shall be the actual cost as listed in Quad's accounting records. Such parts shall be those that are used for the current Products using the Technical Information and those that meet the Specifications. Quad shall provide to SSA the exact description and quality of the parts that will be purchased by SSA from Quad and Quad shall periodically provide SSA, at SSA's request, information regarding the amounts, types and Quad's cost of such inventory at the times of such requests.

      19.4 Quad shall provide reasonable support to SSA so that SSA may begin the manufacture and supply of all of Quad's requirements (subject to Quad's retained rights under Article II) in the earliest possible time.


ARTICLE XX. Supply of Parts and Consumables

SSA shall manufacture and supply parts and consumables of the Products to Quad at SSA's manufacturing costs plus fifteen percent (15%) thereof. The supply Parts and Consumables to be supplied by SSA to Quad hereunder shall be listed in Exhibit "G" attached hereto.


ARTICLE XXI.      Termination of the Supply Term

      21.1 Either party may terminate the Supply Term earlier than its natural expiration date upon the delivery of written notice of termination to the other party if any of the following events occurs:

            (a) Subject to Article 21.2 below, if the other party fails to fulfill any of its obligations under this Agreement and does not cure the breach within thirty (30) days after receiving a notice of default from the other party, or

            (b) If any action involving bankruptcy, rights of creditors, or insolvency is brought against the other party; if the other party makes an assignment for the benefit of its creditors; or if a court-appointed person is designated to operate the other party.

      21.2 Either party may immediately terminate this Agreement if the other party violates the confidentiality provisions of Article 7.

      21.3  Upon any  termination  of the Supply Term the  provisions of Article
            2.3 shall apply.



ARTICLE XXII.     Assignment

Without the prior written consent of the other party, neither party may assign this Agreement, any part thereof or interest therein to a third party.


ARTICLE XXIII.    Force Majeure

Neither party shall be liable for damages or otherwise to the other for any delay or default in performance under this Agreement where such delay or default is due to any cause beyond its control, including, but not limited to, wars, riots, fires, floods, public calamities, transportation difficulties or any act or omission of any governmental authority.


ARTICLE XXIV.     Arbitration

In the event of any controversy arising out of or relating to this Agreement, the parties shall use their best efforts to resolve the controversy. In the event that the parties are unable to arrive at a resolution, such controversy shall be determined by arbitration held in the City of San Francisco, California, USA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any organization that is the successor thereto (the "AAA") using arbitrators knowledgeable with respect to the Products and who will follow substantive rules of law. The Commercial Arbitration Rules shall be supplemented by the AAA's Supplementary Procedures for International Commercial Arbitration. The dispute shall be determined by an arbitrator acceptable to the parties who shall be selected within fifteen (15) days of filing notice of intention to arbitrate. Otherwise, the dispute shall be determined by a panel of three arbitrators selected as follows: Within fifteen
(15) days of filing notice of intention to arbitrate, the party filing the notice, within fifteen (15) days thereafter, shall name an arbitrator. The other party, within fifteen (15) days thereafter, shall name an arbitrator. Within fifteen (15) days thereafter, the two arbitrators so named will then name a third arbitrator to preside over the panel. If either party fails to appoint an arbitrator within fifteen (15) days, either party may request the AAA to appoint the necessary arbitrator(s) pursuant to Rule 13 of the Commercial Arbitration Rules and Rule 1 of the Supplementary Procedures for International Commercial Arbitration regarding appointment of a neutral arbitrator who is a national of a country other than the United States or Korea. No arbitrators may be affiliated or employed by either party and the arbitrator(s) shall have full authority, including authority to grant specific performance, injunctive or other equitable relief to maintain the status quo in aid of the arbitration in any court of competent jurisdiction. Arbitrators shall be compensated for their services at the standard hourly rate charged in their private professional activities. All testimony shall be transcribed. The prevailing party in any such situation will be entitled to recover from the other party all of its expenses, including, without limitation, all expenses due and payable to the AAA and such party's fees and expenses for witnesses, the arbitrators and its attorney's fees incurred in the conduct of such arbitration but in no event will the recovery of its attorney's fees be in excess of the actual cost of the other party's attorney's fees. The award of the panel shall be accompanied by findings of fact and a statement of reasons for the decision. All parties agree to be bound by the results of this arbitration and such arbitration decision shall constitute an "award" by the arbitrators within the meaning of the AAA rules and applicable law; judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction. The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the arbitrators so direct. In arriving at their award, the arbitrators shall make every effort to find a solution to the dispute in the provisions of the Agreement and shall give full effect to all parts thereof. However, if a solution cannot be found in the provisions of the Agreement, the arbitrators shall be governed by Article XXV. To the extent reasonably practicable, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.


ARTICLE XXV.  Governing Law

The validity, performance and all matters relating to the interpretation and effect of this Agreement and any amendment thereof shall be governed by and shall be construed in accordance with the local, domestic law of the Commonwealth of Pennsylvania, USA, including its provisions of the Uniform Commercial Code, with the intention that the rules of the United Nations Convention on International Sales of Goods shall not apply and without the application of any conflict of laws principles.


ARTICLE XXVI.  Entire Agreement

This Agreement contains the entire agreement and understanding between the parties hereto concerning the subject matter hereof and supersedes all prior negotiations, understandings and agreements on the subject matter hereof.


ARTICLE XXVII.  Severability

If any provision of this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.


ARTICLE XXVIII.  Notices

      28.1 Any and all notices and communications in connection with this Agreement shall be written in the English language and shall be sent by (i) personal delivery, (ii) registered airmail, postage pre-paid or (iii) facsimile (with a confirmation being followed) to the parties at the following addresses:

      TO SSA:                                   TO Quad:

      15th Fl., Samsung Life Insurance Bldg.    2 Electronic Drive
      142-43 Samsung-Dong, Kangnam-Gu           Horsham, PA 19044 USA
      Seoul, Korea                              Tel: 215-657-6202
      Tel: 02-528-8313                          Fax: 215-657-4107
      Fax: 02-528-6909

      28.2 Any notice shall be deemed to have been given on the date of receipt if sent by personal delivery, on the tenth (10th) day after posting if sent by registered airmail, and on the date of transmission if sent by Fax. Any party may change its address for the purposes hereof by written notice to the other party.


ARTICLE XXIX.  Amendment

No provision of this Agreement may be amended, modified, waived or rescinded, except by a written agreement executed mutually by the parties hereof.


ARTICLE XXX.  Language

This Agreement, all notices delivered hereunder and all documents to be delivered in connection with this transaction shall be in the English language, and in the event of any conflict between the English language version and aversion of any other language of this Agreement, such notices or documents, the English language version shall prevail.


ARTICLE XXIX.  No Waiver

Failure by either party at any time to require the other party's performance of any obligation under this Agreement shall not affect the right to subsequently require performance of that obligation. Any waiver for any breach of any provision of this Agreement shall not be construed as a waiver for any continuing or succeeding breach of such provision or as a waiver for, or modification of, the provision.


ARTICLE XXXI.  Subject Headings

The subject  headings of the  Articles of this  Agreement  are  included for the
purposes  of  convenience   only  and  shall  not  affect  the  construction  or
interpretation of any of its provisions.


                                -      #     -


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first written above.


SAMSUNG AEROSPACE INDUSTRIES LTD.           QUAD SYSTEMS CORPORATION


By: /s/ Young-Hong Bae                      By: /s/ David W. Smith
    ----------------------------------          ---------------------------
    Name:  Young-Hong Bae                       Name:  David W. Smith
    Title: Director                             Title: President & CEO
         Micro-Electronics System Div.








                                    Exhibit A

                      Product Definition and Specifications


The Products are Electronic Tape Feeders designated as 8mm, 12mm, 16mm, 24mm, 32mm, and 44mm. Products conform to Quad Tapefeeder Product Specifications Part Number 07-22647. Rev C. Each product includes its appropriate size reel arm. A Product may have a one-piece design that has a built-in reel arm.

                                    Exhibit B

                             Prices of Tape Feeders


Feeder prices to be paid by Quad are all CIF to receipt at a Philadelphia, PA, USA port. Feeder prices include an appropriate reel arm for each feeder.

      8mm         12mm        16mm        24mm        32mm        44mm
      **          **          **          **          **          **

These prices shall hold for at least two years, beginning with the start of production quantity deliveries to Quad. The prices may be adjusted in consideration of labor cost changes after two years, as specified in Article 11.2.

                                    Exhibit C

                                  Deliverables


Deliverables are described in section 1.2 of Article I (Definitions) as below listed:

1.    BOM list
      a.   Parts list
      b.   Buy cards
      c.   Catalogs

2.    Drawings  (8-44mm)

3.    Assembly procedures
      a.   8/12mm 10-21755
      b.   16/24mm      10-21756
      c.   32/44mm      10-21757

4.    Q C check list
      a.   8/12mm QA-2006
      b.   16/24mm      QA-2007
      c.   32/44mm      QA-2008

5.    Design Verification procedures
      a.   QA-22700 rev A
      b.   QA-22862  rev B
      c.   QA-22707  rev B
      d.   QA-22775  rev B

6.    Production fixture list and documents

7.    Delivery schedule
      To be delivered to SSA no later than one month from the effective date.

                                    Exhibit D

                             (intentionally deleted)

                                    Exhibit E

                   Acceptance Test, Definition and Criteria

A complete set of documents has been delivered to and accepted by SSA. These documents describe the Acceptance Test and the Criteria. They are:

    Doc. No. QA-22893  Rev. No. A  dated 8 Feb 96   3 pages.
    Tapefeeder Product Specification     p/n 07-22647  rev C   8 sheets

                                    Exhibit F

                           Minimum Shipment Quantities



SSA states that the 20ft container to be used for sea shipments of the Product will contain:



20 sets x 16 boxes x 8 wooden crates of 8mm and 12mm tape feeders.      =
2500                             (2560) units

12 sets x 16 boxes x 3 wooden crates of 16mm and 24mm tape feeders      =
  500                              (576) units

  8 sets x 16 boxes x 1 wooden crate of 32mm and 44mm tape feeders      =
  100                              (128) units

                                    Exhibit G

                          Supply Parts and Consumables

The complete list of Tape Feeder Spare and Repair Parts has been provided by Quad to SSA and received by SSA on 19 Dec 1995. Prices will be determined 30 days after the end of the Acceptance Test.

- -------------------------------------------------------------------
   PART NUMBER            DESCRIPTION                 PRICE
- -------------------------------------------------------------------

       **                      **